ESCROW AGREEMENT

     This ESCROW AGREEMENT ("Agreement") is made this 13th day of July, 1999, by and among RICHARD C. FUISZ, M.D., an individual resident of the State of Virginia ("Dr. Fuisz"), BIOVAIL CORPORATION INTERNATIONAL, an Ontario, Canada corporation (the "Option Holder"), and the U.S. TRUST COMPANY, NATIONAL ASSOCIATION as escrow agent (the "Escrow Agent").

                                    RECITALS:

     WHEREAS, Dr. Fuisz and the Option Holder are parties to an Option Agreement, dated July 13, 1999 (the "Option Agreement"), a copy of which is attached hereto as Exhibit A, pursuant to which Dr. Fuisz has granted to the Option Holder an exclusive option (the "Option") to purchase 3,209,829 of the outstanding shares of common stock, $.01 par value per share ("Common Stock") of FUISZ TECHNOLOGIES LTD., a Delaware corporation (the "Company") (collectively, including all distributions made subsequent to the date of this Agreement and on or prior to the Closing Date, the "Shares");

     WHEREAS, the Option Agreement provides for the execution and delivery, concurrent with the execution of the Option Agreement, of an escrow agreement, and the deposit by Dr. Fuisz of all certificates representing the Shares together with appropriate stock powers endorsed in blank and other documentation necessary for the Escrow Agent to transfer marketable title to the Shares to a third party pursuant to the exercise of the Option;

     WHEREAS, Dr. Fuisz and the Option Holder have agreed that the execution and delivery of this Escrow Agreement and the establishment of the escrow provided for herein shall satisfy the obligation of the parties to execute and deliver such escrow agreement.

     NOW, THEREFORE, in consideration of consummating the transactions contemplated by the Option Agreement, the covenants and agreements herein set forth, and for other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

             ARTICLE I -- APPOINTMENT AND AGREEMENT OF ESCROW AGENT

     Dr. Fuisz and the Option Holder hereby appoint the Escrow Agent and the Escrow Agent agrees to perform the duties of, Escrow Agent under this Agreement. This Escrow Agreement shall be administered at and the Shares held in Los Angeles, California by the Escrow Agent at 515 South Flower Street, Suite 2700, Los Angeles, California 90071.

                      ARTICLE II -- ESTABLISHMENT OF ESCROW

     2.1 Deposit of Shares. Simultaneously with the execution of the Option Agreement, the delivery of the Option and the execution of this Agreement, Dr. Fuisz shall have caused to be


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transmitted to the Escrow Agent via overnight courier: (i) certificates in negotiable form duly endorsed in blank representing the Shares, such certificates being more fully described in Exhibit B attached hereto, and (ii) duly executed stock powers (endorsed in blank) with respect to such Shares (the "Escrow Documents").

     2.2 Receipt. Promptly upon receipt of the Escrow Documents, the Escrow Agent will acknowledge receipt of the Escrow Documents to each of the other parties hereto pursuant to Section 6.1. The Escrow Agent agrees to hold and release such Escrow Documents in accordance with the terms and conditions of this Agreement for the uses and purposes stated herein.

     2.3 Voting Rights; Transfer of Shares. So long as any or all of the Shares are held in escrow pursuant to the terms hereof, all rights to vote said Shares, to receive dividends thereon (whether cash or stock) and all other shareholder rights shall vest exclusively with Dr. Fuisz. During the period commencing on July 13, 1999 through and including the closing date under the Option Agreement (the "Option Period"), Dr. Fuisz will not: (i) directly or indirectly sell, transfer or assign any Shares or any interest therein to any party other than pursuant to this Agreement; (ii) enter into any voting arrangement with respect to the Shares; (iii) take any other action that would in any way restrict, limit or interfere with the transactions contemplated by the acquisition agreement or the performance of Dr. Fuisz' obligations under the Option or the Escrow Agreement or (iv) directly or indirectly engage in any discussions or negotiations with any other party with respect to the sale, transfer or assignment of any Shares. During the Option Period, the Option Holder may place a stop order or other limitation on the Shares to prevent any transfer thereof other than pursuant to the Option Agreement.

     2.4 Dividends. Any stock splits or stock dividends distributed with respect to Shares held in escrow shall be delivered to the Escrow Agent. Such additional shares shall be dealt with by the Escrow Agent, pursuant to the provisions of the Option Agreement, in the same manner as the Shares with respect to which such additional shares are distributed. Any cash dividends received prior to the exercise of the Option shall be held for the account of Dr. Fuisz. Any cash dividends received after the execution of the Option shall be held for the account of the Option Holder.

     2.5 Investment of Cash in Escrow Fund. The Escrow Agent shall invest any cash received in the Escrow Fund in a money market fund selected and authorized by Dr. Fuisz (concurrently with the execution of this Agreement). Any such fund shall be registered under the Investment Company Act of 1940, and have a rating by S&P of "AAAm-G" or "AAm". The Escrow Agent shall have no responsibility for losses resulting from or in connection with the acquisition or disposition of any investment.

                      ARTICLE III -- DISBURSEMENT OF SHARES

     3.1 Compliance with Written Instructions. The Escrow Agent shall not be required to make any judgment with respect to the release of any or all of the Shares, and except as provided in


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this Article III hereof, shall act only on the joint written instructions of Dr.
Fuisz and the Option Holder.

     3.2 Procedure to Effect Disbursement of the Shares. Upon the Escrow Agent's receipt of:

     (i) written notice ("the Option Exercise Notice") from the Option Holder, such notice to include a certification by the Option Holder that such notice is submitted in accordance with the terms of the Option Agreement, specify the number of Shares pursuant to which the option is being exercised, contain a representation that a copy of such notice has been delivered to Dr. Fuisz;

     (ii) $7.00 per share (the "Option Exercise Price") applicable to such shares, such Option Exercise Price to be paid by wire transfer of federal funds through the Federal Reserve Bank of New York to the following account, and;

                  CHASE NYC/CTR/
                  ABA:  021000021
                  BBK:  US Trust Co. of New York/A/C 920-1-073195
                  BNF:  Fuisz/Biovail Corporation Escrow/A/C-755-727-47/0BI
                            = M.D. GIBBONS 213/861-5039

     (iii) advice from counsel to Dr. Fuisz or counsel to the Option Holder that the requisite waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") has expired;

the Escrow Agent shall promptly take any and all actions necessary and appropriate, in conjunction with the Option Holder's transfer agent, to concurrently:

     (a) deliver to the Option Holder a certificate(s) for the number of Shares for which the Option Exercise Notice pertains, such Shares to be registered in accordance with instructions provided by the Option Holder in such notice and all cash dividends held for the account of the Option Holder, plus any interest thereon;

     (b) ensure its receipt from the transfer agent of a certificate(s) evidencing any and all Shares not delivered to the Option Holder pursuant to the terms hereof; and

     (c) release to Dr. Fuisz the funds received representing payment of the Option Exercise Price with respect to the Shares for which the Option Exercise Notice pertains and all cash dividends held for the account of Dr. Fuisz, plus any interest thereon, by wire transfer of federal funds to the following account:

                       Account Number:  000090133880
                       Bank:  Bank of America
                       Routing:  051000017
                       Attention:  Ms. Collet Johnson

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                       Phone:  (800) 880-5454
                       Customer:  Richard C. Fuisz, M.D.

     3.3 Disbursement of Shares Upon Expiration of the Option Period. Upon the expiration of the Option Period prior to the exercise of the Option, the Escrow Agent shall release to Dr. Fuisz any and all Shares (and the certificates and other documentation pertaining thereto and all cash dividends held for the account of Dr. Fuisz, plus any interest thereon) then held by the Escrow Agent. In the event that any funds have been paid to the Escrow Agent by an Option Holder in connection with the delivery of an Option Exercise Notice not received by the Escrow Agent prior to expiration of the Exercise Period, the Escrow Agent shall remit such funds to the Option Holder in accordance with the Option Holder's instructions.

     3.4 Disputes as to Escrowed Property. If a dispute arises between Dr. Fuisz and any Option Holder as evidenced by the written objection to disbursement of any Shares (and/or the funds received with respect to the Option Exercise Price for such Shares) by either Dr. Fuisz or such Option Holder, as the case may be, under Section 3.2 or 3.3, the Escrow Agent shall not be permitted or required to resolve such dispute or take any action, including but not limited to, disbursing such Shares or funds, but shall await resolution of the controversy by (i) a final non-appealable court order of a court of competent jurisdiction directing delivery of such Shares or funds to Dr. Fuisz or the Option Holder, as the case may be, accompanied by a legal opinion by counsel for the presenting party satisfactory to the Escrow Agent to the effect that the statutory time to appeal the court order has elapsed and no notice of appeal has been filed with the court; or (ii) a written agreement executed by Dr. Fuisz and such Option Holder directing delivery of such Shares and/or funds, in which event the Escrow Agent shall take such actions in accordance with such order or agreement.

     3.5 Termination. This Agreement shall continue in effect until the earlier of (i) final resolution of any dispute with respect to the disbursement of any of the Shares and/or the funds received in payment therefor, and (ii) when all of the Shares (and any funds received in payment of the Option Exercise Price therefor) have been distributed in accordance with this Article III; provided, however, that this Agreement shall terminate if the Option has been exercised but the Escrow Agent has not received advice from counsel to Dr. Fuisz or counsel to the Option Holder that the HSR Act waiting period has terminated by October 31, 1999, in which event the Shares and all cash dividends held for the accounts of Dr. Fuisz and the Option Holder, plus any interest thereon, shall be returned to Dr. Fuisz and the Option Exercise Price shall be returned to the Option Holder.

                 ARTICLE IV -- FEES AND EXPENSES OF ESCROW AGENT

     Each of Dr. Fuisz and the Option Holder shall be jointly and severally responsible for all fees and reasonable expenses, including any disbursements and out-of-pocket expenses, of the Escrow Agent in performing its duties hereunder (including reasonable legal fees) of the Escrow Agent, but as between Dr. Fuisz and the Option Holder, each party shall bear 50% of such fees and expenses.


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                                       5


                     ARTICLE V -- LIABILITY OF ESCROW AGENT

     5.1 Escrow Agent Obligations. The duties and obligations of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and the Escrow Agent shall be under no obligation to refer to any other documents between or among the parties related in any way to this Agreement, it being specifically understood that the following provisions are accepted by all parties hereto.

     5.2 Escrow Agent Liability. The Escrow Agent shall not be liable to anyone whatsoever by reason of any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law for anything which it may do or refrain from doing in connection herewith unless caused by or arising out of, its own gross negligence or willful misconduct. Dr. Fuisz and the Option Holder shall, jointly and severally, indemnify and hold the Escrow Agent (and any successor thereto) harmless from any and all liability and expense which may arise out of any action taken or omitted by it as Escrow Agent in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent may act relative hereto upon advice of counsel in reference to any matter connected herewith and shall not be liable for any action taken or omitted in accordance with such advice.

     5.3 Escrow Agent's Conduct. The Escrow Agent shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument, opinion or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advise or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

     5.4 Duty of Care. The Escrow Agent shall not be under any duty to give the property held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

     5.5 No Implied Duties. This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement

     5.6 No Interest in Shares or Funds. The Escrow Agent does not and shall not have any interest in the Shares or any funds received in connection therewith and is serving as Escrow Agent only, having only possession thereof. This
Section 5.6 shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.


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     5.7 No Representations. The Escrow Agent makes no representations to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

     5.8 No Advice. The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

     5.9 Resignation and Removal. The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering any and all property then held by such Escrow Agent in escrow to any successor Escrow Agent jointly designated by Dr. Fuisz and the Option Holder in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction); or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Agent's sole responsibility after that time shall be to safekeep the escrowed property until receipt of a designation of successor Escrow Agent or a joint written disposition Instruction by the other parties hereto or a final, non-appealable, order of a court of competent jurisdiction.

                           ARTICLE VI -- MISCELLANEOUS

     6.1 Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

         If to Dr. Fuisz:

                  Richard C. Fuisz, M.D.
                  1287 Ballantrae Farm Drive
                  McClean, Virginia  22101
                  Facsimile No.: (703) 893-6470

         with a copy to:

                  The Falk Law Firm
                  2445 M. Street, N.W.
                  Suite 260
                  Washington, D.C. 20037
                  Attn:    James H. Falk, Sr.
                  Facsimile No.: (202) 872-1725

         If to the Option Holder:


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                  Biovail Corporation International
                  2488 Dunwin Drive
                  Mississauga, ONT
                  Canada L5L 1J9
                  Fax:     (905) 608-1659

         with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005
                  Attn:  Roger Andrus
                  Facsimile No.: (212) 269-5420

         If to the Escrow Agent, addressed to:

                  U.S. Trust Company, National Association
                  515 South Flower Street, Suite 2700
                  Los Angeles, California 90071
                  Attn:  Stuart Weiss
                  Facsimile No.: (213) 488-1370

or at such address as may be designated by written notice hereunder in the manner herein provided.

     6.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be entirely performed with such State.

     6.3 Consent to Jurisdiction. The parties agree that any legal action or proceeding arising out of or in connection with this Agreement may be brought in any state court located in New York City, State of New York or any federal court located in the City of New York and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York.


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     6.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

     6.5 Binding Effect. All the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

     6.6 Modification; Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition of or the breach of any other term of this Agreement.

     6.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.8 No Right of Set-Off. The Escrow Agent agrees that it will not assert any right of set-off or similar right it may have with respect to the Shares or any funds received in payment of the Option Exercise Price thereof, except for unpaid fees owing to the Escrow Agent pursuant to this Agreement.

     6.9 Assignment. This Agreement shall not be assigned other than by operation of law.




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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                        RICHARD C. FUISZ, M.D.

                        /s/ Richard C. Fuisz
                        -----------------------------------------



                        BIOVAIL CORPORATION INTERNATIONAL


                        By: /s/ Eugene N. Melnyk
                            -------------------------------------
                            Name:  Eugene N. Melnyk
                            Title: Chairman of the Board


                         U.S. TRUST COMPANY, NATIONAL ASSOCIATION


                        By: /s/ N. Deborah Gibbons
                            -------------------------------------
                            Name:  N. Deborah Gibbons
                            Title: Vice President